Registration File No. 333-____________

As filed with the United States Securities and Exchange Commission on April 13, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
____________________

(Exact name of Registrant as specified in its charter)
____________________

Wyoming	83-0205516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

877 North 8th West, Riverton, WY	82501
(Address of Principal Executive Offices)	(Zip Code)
____________________

U.S. ENERGY CORP.
EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of the plan)
____________________

Steven R. Youngbauer, General Counsel
877 North 8th West
Riverton, Wyoming 82501
(Name and address of agent for service)

307-856-9271
(Telephone number, including area code, of agent for service)
____________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

____________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value	1,088,319 shares	$3.185	$3.185	$397.24

(1)
This registration statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $.01 per share (the “Common Stock”), of U.S. Energy Corp. to be issued under the U.S. Energy Corp. Employee Stock Ownership Plan, as amended and restated (the “Plan”).  By registration statement on Form S-8 filed with the Securities and Exchange Commission on September 15, 1994 (Registration Statement No. 33-84044), U.S. Energy Corp. previously registered 411,681 shares of Common Stock issuable under the Plan.  Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional 1,088,319 shares of Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of U.S. Energy Corp.’s outstanding shares of Common Stock.

(2)
This estimate is made pursuant to Rule 457(h) and Rule 457(c) solely for the purpose of determining the registration fee. It is not known how many shares will be issued under the Plan. The above calculation is based on the offering of 1,088,319  shares of Common Stock at a purchase price of $3.185 per share, which is the average of the high and low prices of U.S. Energy Corp.’s Common Stock as reported on Nasdaq on March 30, 2012, which were $3.22 and $3.15, respectively.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 1,088,319 shares of common stock, par value $.01 per share (the “Common Stock”) of U.S. Energy Corp. (the “Registrant”), which may be issued under the U.S. Energy Corp. Employee Stock Ownership Plan (the “Plan”).

The Registrant previously registered 411,681 shares of Common Stock issuable under the Plan on a registration statement on Form S-8 (Registration Statement No. 33-84044) that it filed on September 15, 1994 (the “Initial Form S-8”).  As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Initial Form S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

PART I

Omitted pursuant to the Note to Part I of Form S-8.

PART II

Item 3:  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K filed on March 14, 2012 for the year ended December 31, 2011;

2.
Portions of the Registrant’s Proxy Statement on Schedule 14A filed on April 29, 2011 that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010; and

3.
The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 10 filed under the Securities Exchange Act of 1934 (the “Exchange Act”) with the Securities and Exchange Commission on January 29, 1973, as the same may be amended from time to time.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s articles of incorporation and bylaws provide that it shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Item 8:  Exhibits

See Exhibit Index.

U.S. Energy Corp. received a determination letter from the Internal Revenue Service dated May 7, 1994 that the Plan is a qualified plan under the Internal Revenue Code of 1986, as amended (the “Code”), and a favorable determination letter dated August 29, 2008. The Corporation has submitted amendments to the Plan to the Internal Revenue Service in a timely manner and will make all changes required under the Code to maintain the tax qualification of the Plan.

Item 9: Undertakings

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverton, State of Wyoming on the 13th day of April, 2012.

U.S. ENERGY CORP.

By:           /s/  Keith G. Larsen
Keith G. Larsen
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Keith G. Larson and Mark J. Larsen, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Keith G. Larsen	Chairman, Chief Executive Officer and Director	April 13, 2012
Keith G. Larsen	(Principal Executive Officer)

/s/ Bryon G. Mowry	Principal Accounting Officer	April 13, 2012
Bryon G. Mowry	(Principal Executive Officer)

/s/ Mark J. Larsen	President, Chief Operating Officer and Director	April 13, 2012
Mark J. Larsen

/s/ Robert Scott Lorimer	Director	April 13, 2012
Robert Scott Lorimer

/s/ Steven V. Conrad	Director	April 13, 2012
Steven V. Conrad

/s/ Allen S. Winters	Director	April 13, 2012
Allen S. Winters

/s/ Leo A. Heath	Director	April 13, 2012
Leo A. Heath

/s/ Jerry W. Danni	Director	April 13, 2012
Jerry W. Danni

EXHIBIT INDEX

4.1	U.S. Energy Corp. Employee Stock Ownership Plan (as amended and restated as of December 9, 2011)

5.1	Opinion of Davis Graham & Stubbs LLP as to the legality of the securities being issued

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of Hein & Associates LLP

23.3	Consent of Ryder Scott Company L.P.

23.4	Consent of Cawley, Gillespie & Associates, Inc.

23.5	Consent of Netherland, Sewell & Associates, Inc.

24	Power of Attorney (included on signature page of this registration statement).